The Executive Incentive Compensation Plan (Plan) rewards executives for creating and continuing a total quality service organization. Reliable, low cost service to our customers, through the safe and efficient operation of all plant, transmission and distribution facilities while adhering to strict company and federal guidelines, is of utmost importance.

The components of the Plan include financial, operating and individual performance objectives, which are important to both customers and shareholders. The Plan will be effective January 1, 1994, and will remain in effect until December 31, 1994, unless earlier amended or terminated.

Participation in the Plan

Participation in the Executive Incentive Plan will be restricted to the following officers:

I.     Chairman of the Board and CEO

II.    President and COO

III.   Senior Principal Officers
       VP Minnesota Electric
       VP and CFO
       President, NSP Generation
       President, NSP Gas
       VP Law and General Counsel

IV.    Principal Officers
       VP Customer Operations
       VP Customer Service
       VP Human Resources
       VP Controller and CIO
       VP Corporate Strategy
       VP and Treasurer
       VP Nuclear Generation

1994 Plan Objectives

The Plan's objectives reflect the company's goal to be the provider of choice for our customers. To be a strong business partner we must be financially sound - provide excellent customer service, price and flexibility - and have a work force composed of high quality, skilled individuals.

The 1994 goals and measurements are as follows:

Objective                      Measurement                    Threshold     Target        Maximum

Financial         Company                                     $3.00         $3.30         $3.45
Strength          Earnings Per Share

                  Business Area             MN Electric       $1.8295       $2.0124       $2.1039
                  Earnings Per Share        NSP Gas           $.1737        $.1911        $.1998

Customer          Customer Surveys          MN Electric       87%           94%           97%
Satisfaction                                NSP Gas           92%           95.25%        96%
                                            Corporate         (80% MN Electric; 20% NSP Gas)

Price of          Product Price             Generation        $31.66        $31.07        $30.77
Product           per MWH                   MN Electric       $57.55        $56.70        $55.85

                  Comparison to             NSP Gas           93.0%         92.5%         92.10%
                  regional utilities' prices
                                            Corporate         (40% Generation; 40% NSP Electric; 20% NSP Gas)

Safety            Lost Work Day Rate        NSP Generation    1.23          1.10          1.00
                           (50%)            MN Electric-
                                             Cust. Operations 1.39          1.26          1.13
                                            MN Electric-Cust.
                                             Service          0.90          0.75          0.60
                                            NSP Gas           3.00          1.80          1.50
                                            Corporate-Total
                                             MN Company       1.32          1.12          1.02

                  OSHA Incident Rate        NSP Generation    6.37          5.60          4.80
                        (50%)               MN Electric-Cust.
                                             Operations       7.00          6.48          6.00
                                            MN Electric-Cust.
                                             Service          6.45          5.89          5.49
                                            NSP Gas           10.00         6.00          5.50
                                            Corporate-Total
                                             MN Company       7.28          5.62          4.79

Nuclear           Prairie Island SALP (25%)                   3rd Quartile  2nd Quartile  Best Quartile
Safety
                  Monticello SALP (25%)                       3rd Quartile  2nd Quartile  Best Quartile

                  NRC Shutdown orders (25%)                      1             0             0
                   (self-induced)

                  Uncontrolled Radioactive
                   Discharges (12.5%)                            2             1             0

                  Civil Penalties (12.5%)                        3             2             1

Goal                        Measurement                   Threshold         Target        Maximum

Service           Generation      Base availability (40%) 91%               93%           94%
Reliability                       Intermediate
                                   availability (20%)     83%               85%           86%
                                  Start-up (20%)          84%               90%           95%
                                  Customer survey (20%)   79%               85%           90%

                  MN Electric     Total feeder
                                   outages (25%)          1800.00           1450.00       1300.00
                                  Human error caused
                                   feeder outages (25%)   65.00             30.00         12.00
                                  Critical customer
                                   outages (25%)          2.45              1.71          1.50
                                  Momentary outages
                                   (12.5%)                6.50              4.60          3.00
                                  Sustained outages
                                   (12.5%)                2.00              1.30          0.80

                  NSP Gas         Reduction in service
                                   and main hits (70%)    5%                13%           15%
                                  Reduction in
                                   mislocates (30%)       0%                25%           38%

                  Corporate       (40% Generation; 40% NSP Electric; 20% NSP Gas)

Individual        Performance review process
Performance

Target Awards by Position

The following targets and maximums are a function of achievement against the Plan's objectives.

                                           Award as % of Base Pay
                                          Target            Maximum 1
I.Chairman of the Board and CEO             40%               75%

II.President and COO                        35%               63%

III.Senior Principal Officers               30%               54%

IV.Principal Officers                       20% 2             36%

1 Maximums are determined as follows:
                            Maximum
  EPS measure               3 times target
                            (i.e., if target is 20% of your award, the
                             maximum is 60%)

  All other plan measures                     1.5 times target

2 VP Nuclear Generation has a target of 30% of salary due to an emphasis on and the critical nature of nuclear safety.

Individual Goals and Target Awards

Position                                 Measure/Percentage of Target

                               Customer      Price of          Nuclear              Indiv.
                  EPS/Bus.EPS  Satisfaction  Product   Safety  Safety  Reliability  Perform.

Chairman of the   25%          15%           15%       10%     10%     15%          10%
Board and CEO

President and     20%          10%           15%       10%     10%     15%          20%
COO

VP and CFO        30%          10%           20%       10%             10%          20%

President,        20%                        20%       10%     10%     20%          20%
NSP Generation*

VP MN Electric    10%/10%      15%           20%       10%             15%          20%
and President,
NSP Gas

VP Law and
General Counsel   20%          15%           20%       10%             10%          25%

VP Nuclear        20%                        15%       10%     20%     15%          20%
Generation*

Business Area     10%/10%      15%           15%       10%             20%          20%
Officer

Corporate         20%          20%           15%       10%             10%          25%
Officer

*Customer satisfaction is combined with service reliability for President, NSP
 Generation, and VP Nuclear Generation.

Plan Objective Definitions

1) Financial Strength

Corporate Earnings Per Share

The determination of the final corporate EPS result is net of any incentive awards paid under the Plan. One time earnings events may be excluded in whole or in part. In determining NSP's EPS for the purpose of the Plan, any earnings which may have been denied as part of a regulatory proceeding, even though such denial may be appealed, shall not be included. The Committee will have sole discretion to determine whether such additional earnings will be included at a later time and whether any adjustments to awards for the Plan year will be made.

Business Area Earnings Per Share

Minnesota Electric and NSP Gas officers will have a portion of their incentive awards based on the EPS results of their business area. MN Electric includes both retail and wholesale earnings.

2) Customer Satisfaction

The basis of the customer satisfaction rating is a composite of surveys NSP regularly conducts. The surveys include customer satisfaction related to NSP's role in the community; customers' perceptions of NSP's rates; customers' perceptions of employee competence; courteousness and willingness to please; and reliability of service.

NSP Generation

Customer satisfaction is combined with service reliability for NSP Generation.

Minnesota Electric

The VP Minnesota Electric, VP Customer Operations and VP Customer Service will be measured on an average of six surveys which include: Customer Business Office, Electric Sales Representative, Design and Construction, Electric Service, Tree Trimming and Wholesale. Satisfied customers give us a rating of excellent and good from a four-point rating scale.

NSP Gas

For the President, NSP Gas, the award will be determined based on the results of gas customer satisfaction surveys. Satisfied customers give us a rating of excellent, very good and good from a five-point rating scale.

3) Price of Product

Price of product measures NSP's ability to maintain a competitive cost of electric service:

NSP Generation

This is NSP Generation's aggregate product price. This is the total cost of generating electricity measured in dollars per megawatt. This cost includes all direct NSP Generation costs and corporate administrative and general expenses needed to support NSP Generation.

Minnesota Electric

Minnesota Electric's product price is measured as the total price to NSP's customers. This measure is calculated as total MN Electric revenues divided by total megawatt hours.

NSP Gas

For 1994, the following utilities will be used as a comparison group to measure NSP's ability to maintain and improve its gas rate relative to that of the comparison group.

- - -Iowa Public Service
- - -Minnegasco
- - -Montana Dakota Utilities
- - -People's Natural Gas
- - -Wisconsin Gas Company

NSP's average firm retail revenue per thousand cubic foot (MCF) will be compared to the average firm retail revenue per MCF for the selected peer utilities over a three-year rolling time period which ends September 30, 1994.

4) Safety

Lost work day (LWD) and OSHA incidents will be the measures for safety.

5) Nuclear Safety

Includes the following measurements:

- - -Monticello and Prairie Island SALP ratings - SALP is the Systematic Assessment of Licensee Performance program. This is a Nuclear Regulatory Commission (NRC) assessment of the plant's performance in the functional areas of maintenance, operations, engineering and plant support.

- - -NRC Shutdown Orders - NRC-ordered nuclear plant shutdowns due to safety concerns which don't come from a generic industry issue.

- - -Uncontrolled Radioactive Discharges - An uncontrolled discharge of radioactive releases which results in an NRC violation.

- - -Civil Penalties - NRC monetary fine for violations of its enforcement program, which protects the health and safety of the public, employees and the environment.

6) Service Reliability

NSP Generation

Service reliability includes customer satisfaction for NSP Generation. Service reliability includes four measurements.

- - -Base Availability - Base plant generation facilities meet much of NSP's energy requirements during standard operating time. This measures the time these plants are available for MN Electric's requirements. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

- - -Intermediate Availability - This measures the availability of intermediate power plants which are used to supply some base energy needs as well as pick up new energy needs on demand. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

- - -Startup - This measures NSP Generation's startup capability. The measure is on-time starts divided by unit commits.

- - -Survey - A survey that will measure subjective issues from the Partnership Commitment between MN Electric and NSP Generation. It will include measurement of any additions to the Partnership Commitment made in 1994.

Minnesota Electric

Service reliability for Minnesota Electric officers includes five measures.

- - -Total Feeder Outages - Number of outages (momentary or sustained) to our distribution main circuits. This will be "weather normalized." Weather normalized means the goal will take out uncontrollable outages caused by major storms. There are typically four to eight major storms per year.

- - -Human Error Caused Feeder Outages - Number of outages (momentary or sustained) to distribution main circuits due to an error by an employee that should have been prevented.

- - -Critical Customer Outages - Average number of momentary or sustained outages to a Critical Customer facility. As of January 1994, there were 62 critical customers.

- - -Momentary Outages - Percent of retail customers with more than four zero-voltage events less than five minutes in duration.

- - -Sustained Outages - Percent of retail customers with four zero-voltage events equal or greater than five minutes in duration.

NSP Gas

Two reliability goals will be measured for NSP Gas:

- - -Service and Maintenance Hits - Any damage to gas mains and/or gas services resulting from excavation.

- - -Mislocates - The failure to provide location markings completely and/or accurately within 24 inches of either side of NSP's underground facilities.

Miscellaneous

Late Entry of Participants

Any person who becomes eligible to participate after January 1 of the Plan year will become a participant as of the date the person became eligible. Incentive awards payable to such participants shall be prorated based on the number of days of service in an eligible position during the Plan year.

Change in Position

Eligible employees under the Plan who have a change in position during the Plan year will have their incentive award calculated under the Plan award levels for both positions, prorating the award by days of service at each level. (This includes prorating between the Management Incentive Plan.)

Terminations

Awards for eligible employees who terminate during the Plan year will be handled as follows:

- - -Voluntary resignations - no incentive award.

- - -Involuntary terminations for cause - no incentive award.

- - -Retirement, death, disability or involuntary termination for reasons other than cause - incentive award prorated by the number of months of active service during the current incentive Plan year.

Rounding

All numbers used in calculations determining performance/incentive awards will be rounded to the fourth decimal place. The final award calculation will be determined to the nearest hundredth of a percent.

Administration

The Plan will be administered by the Corporate Management Committee of the Board of Directors, which has the sole authority to establish and interpret the Plan's terms and conditions.

Right to Continued Employment

No participant shall have any claim or right to be granted an incentive award under the Plan, and the granting of an incentive award shall not be construed as giving the participant the right of continued employment with NSP. The Company further reserves the right to dismiss a participant at any time, with or without cause, free from any claim of liability other than provided under this Plan document.

Modification, Amendment or Termination

The Committee reserves the right to modify the incentive award payable to any participant calculated under the foregoing provisions of the Plan and to make other exceptions to the terms of the Plan as the Committee deems appropriate in its sole discretion. The Committee also reserves the right to amend or terminate the Plan at any time, provided, however, that no such amendment or termination should adversely affect the rights of any participant (without his or her consent) with regard to any award previously made.